Exhibit 10.12

March 10, 2000

Ms. Nina M. Siegler

Director, Office of Technology Transfer

Johns Hopkins University

708N Wyman Park Center

3400 N. Charles Street

Baltimore, MD 21218-2695

Dear Nina:

As you know, the License Agreement between Johns Hopkins University (“JHU”) and Sangamo BioSciences, Inc. dated June 29, 1995, in Article IV(a) at page 9, grants JHU certain rights to invest its own funds in investment funding of Sangamo.

Sangamo has filed a Registration Statement with the SEC for an initial public offering (“IPO”) which we expect will take place in late March or April 2000. While we understand that Article IV(a) was intended to apply to private financings prior to our IPO, Lehman Bros., our lead underwriter, has asked us to have you confirm that paragraph (a) of Article IV will terminate upon our IPO. In accordance with our telephone conversation on March 9, 2000, in order to make it completely clear that Article IV(a) will not apply to our IPO and thereafter Sangamo will pay JHU $25,000 upon receipt of a signed copy of this letter and an additional $25,000 on September 15, 2000 in consideration for the following amendment to the License Agreement and Agreement:

Article IV(a) is hereby amended by adding the following sentence at the end of paragraph (a): “The provisions of this paragraph (a) will terminate upon the sale by the Company of its Common Stock in its initial public offering made pursuant to a registration statement declared effective by the Securities and Exchange Commission.”

JHU acknowledges that Sangamo has complied with all of the provisions of Article IV(a).

Please sign a copy of this letter and return it to me at your earliest convenience. We appreciate your cooperation in helping us become a public company.

Sincerely,	THE FOREGOING IS AGREED TO: Johns Hopkins University
/s/ Edward Lanphier

Edward Lanphier	By:	/s/ Theodore O. Poehler
President & CEO	Dated:	March 15, 2000